RICHMOND T. FISHER ELECTED TO THE BOARD OF MRU HOLDINGS, INC.

NEW YORK, NY MARCH 23, 2005: MRU Holdings, (OTCBB: MHOI), a provider and facilitator of student loans, today announced that Richmond T. Fisher was elected to its Board of Directors. Mr. Fisher is the Managing Partner of RaceRock Capital Partners, LLC, a private equity investment firm based in Stamford, CT.

Prior to joining RaceRock Capital, Mr. Fisher served for five years as a senior executive at Standard & Poor's, including President & CEO of S&P Securities. Prior to this, Mr. Fisher spent 10 years with Reuters Group PLC, where he held a variety of senior management positions, including Director of Global Accounts.

"We are extremely fortunate that Rick is joining our Board," said Edwin McGuinn, Chairman & CEO of MRU Holdings. "Rick Fisher is a widely respected risk assessment and securities valuation expert in the institutional investing field. As MRU begins to grow, following the recent $165 million credit facility with Nomura and our planned NASDAQ listing, the Board needed to expand the number of independent directors. In Rick's case, we could not have found a more suitable choice to guide us in the years ahead," he added.

The appointment of Mr. Fisher was enabled by the resignation from the MRU board of Mr. Max Khan and the brother of the Company's President. Mr. Khan said: "It has been a pleasure to serve on the MRU board and to help guide the Company from its formative stage to where it is now. I am confident that the team in place will be successful in executing the Company's vision."


ABOUT MRU HOLDINGS, INC.

MRU Holdings, Inc. (OTC Bulletin Board: MHOI) is a publicly traded specialty finance company that profiles and provides students with funds for higher education using a blend of current market credit practices as well as its own proprietary analytic models and decision tools. The company has a renowned brand name "MyRichUncle(TM)" and highly scalable origination infrastructure. The company utilizes these assets to provide private and federal loans to students either on a referral or principal basis. Additional information concerning MRU Holdings is available at http://www.MRUHoldings.com.

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, MRU Holdings' expectations regarding its ability to develop and commercialize financial products for the higher education marketplace. Such forward-looking statements involve risks and uncertainties that, if realized, could materially impair MRU Holdings' results of operations, business, and financial condition. These forward-looking statements may be affected by the risks and uncertainties inherent in the educational finance market and in MRU Holdings' business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in our 10-KSB for the fiscal year ended December 31, 2004 and our Registration Statement on Form SB-2 both filed with the SEC on March 22, 2005. MRU Holdings cautions that certain important factors may have affected and could in the future affect MRU Holdings' beliefs and expectations and could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of MRU Holdings. The forward-looking statements contained herein are made as of the date hereof and MRU Holdings does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

CONTACT: Edwin Mc Guinn of MRU Holdings, Inc., (212) 754-0774.